Exhibit 99.(13)(i)

Consent of Independent Registered Public Accounting Firm

To The Committee and Participants of

The Medley Program:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 24, 2005 on the statements of assets and liabilities of the Medley Program (comprised of Variable Contract Account-10 and Variable Contract Account-11, hereafter referred to as the “Account”), including the portfolios of investments, as of December 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 28, 2005

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 25, 2005, relating to the financial statements of the Prudential Variable Contract Account - 24, which appears in such Registration Statement.  We also consent to the use in this Registration Statement of our report dated March 28, 2005 relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 25, 2005